Exhibit 1.A.(5)(q)

                       CONSECO VARIABLE INSURANCE COMPANY
               ADMINISTRATIVE OFFICE: 11815 N. PENNSYLVANIA STREET
                           CARMEL, INDIANA 46032-4555


                           READ YOUR POLICY CAREFULLY


CONSECO VARIABLE INSURANCE COMPANY (THE COMPANY) will pay the Death Proceeds to the beneficiary if the Insured dies while this policy is in force, subject to the terms of this policy.

THE DURATION OR AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR MAY VARY DEPENDING UPON THE INVESTMENT EXPERIENCE AND THE DEATH BENEFIT OPTION SELECTED. THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT SECTION OF THE POLICY.

THE CASH VALUE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, IS VARIABLE AND MAY INCREASE OR DECREASE. NO MINIMUM CASH VALUE IS GUARANTEED ON THE INVESTMENT ACCOUNT.

                  NOTICE OF 10 DAY RIGHT TO EXAMINE THE POLICY

PLEASE CAREFULLY REVIEW THIS POLICY AND THE ATTACHED APPLICATION. IF YOU ARE DISSATISFIED FOR ANY REASON, THIS POLICY CAN BE CANCELLED BY YOU BY DELIVERING OR MAILING THE POLICY TO CONSECO VARIABLE INSURANCE COMPANY, SERVICE CENTER OR TO THE INSURANCE AGENT THROUGH WHOM IT WAS EFFECTED BEFORE MIDNIGHT OF THE TENTH DAY AFTER RECEIPT OF SUCH POLICY BY THE APPLICANT. THE SERVICE CENTER ADDRESS IS SHOWN ON PAGE 6. UPON SUCH DELIVERY OR MAILING, THE POLICY SHALL BE VOID FROM THE BEGINNING. RETURN OF THE POLICY BY MAIL IS EFFECTIVE IF POSTMARKED, PROPERLY ADDRESSED AND POSTAGE IS PREPAID. WE WILL REFUND THE ACCUMULATION VALUE OF THIS POLICY WITHIN SEVEN DAYS AFTER WE RECEIVE THE RETURNED POLICY IN OUR SERVICE CENTER.


          FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE
                        PERIOD OF COVERAGE NOT GUARANTEED
                                NONPARTICIPATING

              THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND
                       CONSECO VARIABLE INSURANCE COMPANY.


Signed for Conseco Variable Insurance Company by

  /s/ David K. Herzog                     /s/ Thomas J. Kilian
  -------------------                     --------------------
      David K. Herzog                         Thomas J. Kilian
      Secretary                               President




CVIC-1003

                                TABLE OF CONTENTS


PROVISIONS                                                          PAGE NUMBER

Policy Data Page....................................................     3

Definitions.........................................................    10

Owner, Beneficiary and Assignment...................................    12

Premium Provisions..................................................    13

Death Benefit Provisions............................................    14

Policy Change Provisions............................................    15

Policy Charges Provisions...........................................    16

Policy Values Provision.............................................    17

Separate Account Provisions.........................................    18

Fixed Accounts Provisions...........................................    19

Transfer Provisions.................................................    19

Loan Provisions.....................................................    20

Surrender Provisions................................................    21

Termination of the Policy Provisions................................    22

General Policy Provisions...........................................    23

Settlement Options Provisions.......................................    25

CVIC-1003

                   POLICY DATA PAGE

OWNER:                     DOE, JOHN       POLICY NUMBER:                0012345

ISSUE DATE:                  12-1-00       INITIAL PREMIUM:             [$1,171]
POLICY DATE   See Definition, pg. 11       INITIAL SPECIFIED AMOUNT:  [$100,000]
                                           PLANNED PERIODIC PREMIUM     [$1,171]
INSURED:                   DOE, JOHN       PREMIUM FREQUENCY:             ANNUAL
ISSUE AGE:                       35
SEX:                            MALE       MONTHLY NO LAPSE
                                           GUARANTEE PREMIUM:           [$97.58]
PREMIUM CLASS:             NONSMOKER       NO LAPSE PERIOD:            [5 years]


DEATH BENEFIT QUALIFICATION TEST: [GUIDELINE PREMIUM TEST]
     (THIS ELECTION IS IRREVOCABLE FOR THE LIFE OF THE POLICY)

DEATH BENEFIT OPTION:  A

     Earliest date a change in the Death Benefit option may be requested
                                                 [One year after the Issue Date]

     IF DEATH BENEFIT OPTION C IS ELECTED, THIS ELECTION IS IRREVOCABLE FOR THE LIFE OF THE POLICY

SEPARATE ACCOUNT:  [Conseco Variable Insurance Company Separate Account L]

MINIMUM SPECIFIED AMOUNT:  [$50,000]

MINIMUM SPECIFIED AMOUNT DECREASE:  [$10,000]

     Earliest date a decrease in Specified Amount may be requested
                                                 [One year after the Issue Date]

MINIMUM SPECIFIED AMOUNT INCREASE:  [$25,000]

     Earliest date an increase in Specified Amount may be requested
                                                 [One year after the Issue Date]

ALLOCATION RULES:

     Allocations: All allocations must be indicated in whole percentages.

     Minimum Premium Allocation to any Investment Portfolio or the Fixed Account: [5%]

     Initial Net Premium: Allocations to the Fixed Account and Separate Account are made on the Policy Date.

MINIMUM & MAXIMUM PREMIUMS:

     Minimum Initial Premium: [$50]

     Minimum Premium Payment Subsequent To the Initial Premium: [$25]

     Maximum Premium: [$2,000,000], or greater with our prior approval


                                       3
CVIC-1003

PREMIUM CHARGES:

     EXPENSE CHARGES:

                 Year 1-10:
                           [2.25%]  premium tax on each premium payment

                           [1.25%]  Federal tax on each premium payment

                           [2.5%]   sales loads on each premium payment

                 Years 11+:
                           [2.25%]  premium tax on each premium  payment

                           [1.25%]  Federal tax on each premium payment

                           [.5%]    sales loads on each premium payment

     ADMINISTRATIVE CHARGES:

                           All years: [$5 per month]

     MORTALITY AND EXPENSE RISK CHARGE:

                 Per Policy Month for Policy Years 1-10:
                           [$.10 per $1,000 of Specified Amount] and
                           [1/12 of .75% of the Accumulation Value in the Separate Account]

                 Per Policy Month for Policy Years 11-20:
                           [1/12 of .25% of the Accumulation Value in the Separate Account]

                 Per Policy Month for Policy Years 21+
                           [0% of the Accumulation Value in the
                           Separate Account]

SURRENDER
     Surrender charges for initial Specified Amount- The surrender charge is the percentage listed in the table below of the lesser of the actual premium paid in the first year or [$1,768].

                                                     Guaranteed Maximum
                                                       Surrender Charge
                  Policy Year                               Percentages
                        1                                     100%
                        2                                     100%
                        3                                     100%
                        4                                     100%
                        5                                     100%
                        6                                      80%
                        7                                      60%
                        8                                      40%
                        9                                      20%
                       10                                       0%

The surrender charges are shown as of the end of each Policy Year. The surrender charges are pro-rated during the year.


                                       4
CVIC-1003

     Minimum Partial Withdrawal Amount:     [$500]

     Free Partial Withdrawal

                  Percentage:       [10% of the  Accumulation  Value at the time
                                    of withdrawal, less the amount of free withdrawals taken to date during the Policy
                                    Year.]

                  Availability:    If you have chosen Death Benefit Option A and
                                   after the first  Policy  Year and each Policy
                                   Year thereafter,  on a non-cumulative  basis,
                                   You may  make a  partial  withdrawal  without
                                   paying  imposed   surrender   charges  ("free
                                   partial withdrawal") up to the percentage shown above of the Accumulation Value.

     REBALANCING

         [$5,000] Minimum Policy Value

         You may elect to automatically rebalance the policy to return to the percentage allocation within the Investment Portfolios as selected currently for premium allocation if the value of the policy is at least the minimum amount shown above.


     TRANSFERS

         MINIMUM TRANSFER AMOUNT: [$100], or if less, the entire remaining balance in the account. Applied to transfers from all sub-accounts and Fixed Account except transfers made under an automatic program sponsored by the Company, such as the dollar cost averaging program or rebalancing program.

         TRANSFER FEE: Current Fee: [$0]: Guaranteed Maximum Transfer Fee: [$0] for the first [12] transfers in any Policy Year, [$25] per transfer for each subsequent transfer in the Policy Year. The transfer fee is deducted from the amount transferred. Multiple transfers executed as part of one request on a single day will be considered one transfer for purposes of the transfer fee. Transfers related to dollar cost averaging and rebalancing programs are free and do not count against the free limit.

         NUMBER OF TRANSFERS PERMITTED: [No Limit] per year. We reserve the right to restrict transfers from being made on consecutive Valuation Dates.

         TRANSFER LIMITATIONS: Listed separately below.

                  FIXED ACCOUNT:

                  o     Minimum Guaranteed Interest Rate: 4%

                  o Current Interest Rate for Initial Premium Allocated to this Account: [5%] for the first Policy Year.

                  o Current interest is guaranteed for one year from the date of allocation of premium or transfer.

                  o     Different   current   interest   rates   may   apply  to
                        allocations on different dates.

                  o Limits on Transfers Out of Fixed Account: [$500] or [25%] whichever is greater, of the Fixed Account value as of the transfer date. One transfer from the Fixed Account may be made in a Policy Year.


                          POLICY DATA PAGE (CONTINUED)


                                       5
CVIC-1003

                  SEPARATE ACCOUNT:

                  o     No limits

     LOAN ACCOUNT:

                 Minimum Loan Amount:  [$500]
                 Minimum Loan Account Interest Rate (Credited):
                                 Non-Preferred Loan:  [4.5% for all years]
                                 Preferred Loan:  [4.5% for all years]

                 Loan Interest Rate (Charged):
                                 Non-Preferred Loan:  [5.5% for all years]
                                 Preferred Loan:  [4.5% for all years]

     MAKE CHECK PAYABLE TO:

     CONSECO VARIABLE INSURANCE COMPANY
     P.O. Box 952282
     St. Louis, MO 63195-2282

     Conseco Variable Insurance Company Service Center:
     P.O. Box 66850
     St. Louis, MO  63166


     RIDER BENEFIT SCHEDULE

FORM NUMBER       BENEFIT DESCRIPTION       SPECIFIED       INITIAL MONTHLY     EXPIRY DATE
                                            AMOUNT          COST OF INSURANCE








                                       6
CVIC-1003

                       TABLE OF MINIMUM INSURANCE FACTORS
                          Minimum Insurance Percentage

             Attained Age                          Option A, B and C
                 0-40                                    250%
                  41                                     243%
                  42                                     236%
                  43                                     229%
                  44                                     222%
                  45                                     215%
                  46                                     209%
                  47                                     203%
                  48                                     197%
                  49                                     191%
                  50                                     185%
                  51                                     178%
                  52                                     171%
                  53                                     164%
                  54                                     157%
                  55                                     150%
                  56                                     146%
                  57                                     142%
                  58                                     138%
                  59                                     134%
                  60                                     130%
                  61                                     128%
                  62                                     126%
                  63                                     124%
                  64                                     122%
                  65                                     120%
                  66                                     119%
                  67                                     118%
                  68                                     117%
                  69                                     116%
                  70                                     115%
                  71                                     113%
                  72                                     111%
                  73                                     109%
                  74                                     107%
                  75                                     105%
                  76                                     105%
                  77                                     105%
                  78                                     105%
                  79                                     105%
                  80                                     105%
                  81                                     105%
                  82                                     105%
                  83                                     105%
                  84                                     105%
                  85                                     105%
                  86                                     105%
                  87                                     105%
                  88                                     105%
                  89                                     105%
                  90                                     105%
                  91                                     104%
                  92                                     103%
                  93                                     102%
                OVER 93                                  101%

These factors are designed to comply with Section 7702 of the Internal Revenue Code.



                                       7
CVIC-1003

                       TABLE OF NET SINGLE PREMIUM FACTORS

ATTAINED   NET SINGLE    ATTAINED   NET SINGLE    ATTAINED   NET SINGLE
  AGE       PREMIUM        AGE       PREMIUM        AGE       PREMIUM
   15       0.152587         43      0.365083         71      0.713074
   16       0.157207         44      0.376281         72      0.724626
   17       0.161853         45      0.387664         73      0.735866
   18       0.166577         46      0.399236         74      0.746729
   19       0.171409         47      0.411006         75      0.757153
   20       0.176387         48      0.422968         76      0.767115
   21       0.181544         49      0.435119         77      0.776666
   22       0.186919         50      0.447452         78      0.785889
   23       0.192555         51      0.459949         79      0.794864
   24       0.198462         52      0.472583         80      0.803624
   25       0.204667         53      0.485320         81      0.812154
   26       0.211189         54      0.498123         82      0.820402
   27       0.218018         55      0.510972         83      0.828283
   28       0.225150         56      0.523859         84      0.835743
   29       0.232583         57      0.536786         85      0.842788
   30       0.240306         58      0.549757         86      0.849492
   31       0.248317         59      0.562780         87      0.855988
   32       0.256614         60      0.575850         88      0.862348
   33       0.265196         61      0.588932         89      0.868633
   34       0.274054         62      0.601977         90      0.875029
   35       0.283189         63      0.614931         91      0.881762
   36       0.292592         64      0.627743         92      0.889110
   37       0.302258         65      0.640377         93      0.897300
   38       0.312168         66      0.652835         94      0.906500
   39       0.322317         67      0.665132         95      0.916891
   40       0.332694         68      0.677299         96      0.928359
   41       0.343283         69      0.689359         97      0.940404
   42       0.354082         70      0.701297         98      0.952114
                                                      99      0.961538

     THE NET SINGLE PREMIUMS SHOWN ABOVE ARE BASED ON THE COMMISSIONER'S 1980 STANDARD ORDINARY MALE SMOKER MORTALITY TABLE, AGE LAST BIRTHDAY AND 4.00% INTEREST.

     FOR AGES OVER 99, THE NET SINGLE PREMIUM FACTOR IS .990099.


                                       8
CVIC-1003

                       TABLE OF NET SINGLE PREMIUM FACTORS

ATTAINED   NET SINGLE    ATTAINED   NET SINGLE    ATTAINED   NET SINGLE
  AGE       PREMIUM        AGE       PREMIUM        AGE        PREMIUM
   0        0.079211         33      0.217203         66      0.597465
   1        0.079960         34      0.224666         67      0.611806
   2        0.082213         35      0.232386         68      0.626123
   3        0.084595         36      0.240368         69      0.640409
   4        0.087094         37      0.248615         70      0.654636
   5        0.089731         38      0.257118         71      0.668750
   6        0.092521         39      0.265883         72      0.682684
   7        0.095471         40      0.274916         73      0.696342
   8        0.098587         41      0.284209         74      0.709646
   9        0.101857         42      0.293770         75      0.722556
   10       0.105269         43      0.303605         76      0.735075
   11       0.108812         44      0.313718         77      0.747229
   12       0.112445         45      0.324111         78      0.759065
   13       0.116130         46      0.334780         79      0.770631
   14       0.119833         47      0.345731         80      0.781935
   15       0.123540         48      0.356969         81      0.792946
   16       0.127294         49      0.368494         82      0.803600
   17       0.131100         50      0.380309         83      0.813807
   18       0.134986         51      0.392404         84      0.823495
   19       0.138982         52      0.404767         85      0.832639
   20       0.143111         53      0.417381         86      0.841270
   21       0.147403         54      0.430224         87      0.849451
   22       0.151891         55      0.443286         88      0.857290
   23       0.156592         56      0.456550         89      0.864928
   24       0.161522         57      0.470010         90      0.872511
   25       0.166691         58      0.483673         91      0.880215
   26       0.172117         59      0.497523         92      0.888250
   27       0.177793         60      0.511538         93      0.896886
   28       0.183721         61      0.525696         94      0.906385
   29       0.189904         62      0.539975         95      0.916891
   30       0.196343         63      0.554328         96      0.928359
   31       0.203041         64      0.568712         97      0.940404
   32       0.209993         65      0.583097         98      0.952114
                                                      99      0.961538

     THE NET SINGLE PREMIUMS SHOWN ABOVE ARE BASED ON THE COMMISSIONER'S 1980 STANDARD ORDINARY MALE NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY AND 4.00% INTEREST.

     FOR AGES OVER 99, THE NET SINGLE PREMIUM FACTOR IS .990099.

CVIC-1003

                       TABLE OF NET SINGLE PREMIUM FACTORS

ATTAINED   NET SINGLE    ATTAINED   NET SINGLE    ATTAINED   NET SINGLE
  AGE       PREMIUM        AGE       PREMIUM        AGE       PREMIUM
   15       0.121675         43      0.302768         71     0.639128
   16       0.125703         44      0.312045         72     0.653615
   17       0.129852         45      0.321514         73     0.668004
   18       0.134129         46      0.331177         74     0.682173
   19       0.138538         47      0.341044         75     0.696044
   20       0.143102         48      0.351124         76     0.709591
   21       0.147829         49      0.361414         77     0.722836
   22       0.152734         50      0.371907         78     0.735831
   23       0.157816         51      0.382603         79     0.748618
   24       0.163083         52      0.393504         80     0.761199
   25       0.168542         53      0.404588         81     0.773535
   26       0.174202         54      0.415842         82     0.785556
   27       0.180055         55      0.427281         83     0.797181
   28       0.186117         56      0.438918         84     0.808277
   29       0.192391         57      0.450785         85     0.818836
   30       0.198877         58      0.462930         86     0.828892
   31       0.205577         59      0.475388         87     0.838511
   32       0.212508         60      0.488170         88     0.847798
   33       0.219674         61      0.501247         89     0.856875
   34       0.227070         62      0.514564         90     0.865907
   35       0.234699         63      0.528030         91     0.874963
   36       0.242564         64      0.541564         92     0.884245
   37       0.250633         65      0.555134         93     0.893999
   38       0.258895         66      0.568749         94     0.904491
   39       0.267338         67      0.582446         95     0.915817
   40       0.275961         68      0.596306         96     0.927843
   41       0.284739         69      0.610379         97     0.940211
   42       0.293671         70      0.624671         98     0.952070
                                                      99     0.961538

     THE NET SINGLE PREMIUMS SHOWN ABOVE ARE BASED ON THE COMMISSIONER'S 1980 STANDARD ORDINARY FEMALE SMOKER MORTALITY TABLE, AGE LAST BIRTHDAY AND 4.00% INTEREST.

     FOR AGES OVER 99, THE NET SINGLE PREMIUM FACTOR IS .990099.




                                        8
CVIC-1003

                       TABLE OF NET SINGLE PREMIUM FACTORS

ATTAINED   NET SINGLE    ATTAINED   NET SINGLE    ATTAINED   NET SINGLE
  AGE       PREMIUM        AGE       PREMIUM        AGE       PREMIUM
   0        0.068085         33      0.193641         66       0.540419
   1        0.069058         34      0.200283         67       0.555059
   2        0.071040         35      0.207152         68       0.569894
   3        0.073140         36      0.214252         69       0.584957
   4        0.075345         37      0.221569         70       0.600240
   5        0.077648         38      0.229098         71       0.615695
   6        0.080064         39      0.236842         72       0.631233
   7        0.082597         40      0.244805         73       0.646739
   8        0.085252         41      0.252977         74       0.662104
   9        0.088023         42      0.261360         75       0.677250
   10       0.090917         43      0.269967         76       0.692136
   11       0.093938         44      0.278812         77       0.706767
   12       0.097063         45      0.287906         78       0.721165
   13       0.100289         46      0.297251         79       0.735347
   14       0.103610         47      0.306853         80       0.749298
   15       0.107022         48      0.316716         81       0.762959
   16       0.110538         49      0.326846         82       0.776246
   17       0.114163         50      0.337243         83       0.789058
   18       0.117909         51      0.347902         84       0.801325
   19       0.121782         52      0.358824         85       0.813022
   20       0.125788         53      0.369996         86       0.824164
   21       0.129941         54      0.381412         87       0.834803
   22       0.134246         55      0.393087         88       0.845010
   23       0.138721         56      0.405027         89       0.854884
   24       0.143361         57      0.417254         90       0.864541
   25       0.148176         58      0.429799         91       0.874134
   26       0.153171         59      0.442688         92       0.883845
   27       0.158347         60      0.455918         93       0.893888
   28       0.163719         61      0.469470         94       0.904491
   29       0.169288         62      0.483304         95       0.915817
   30       0.175053         63      0.497363         96       0.927843
   31       0.181031         64      0.511582         97       0.940211
   32       0.187224         65      0.525935         98       0.952070
                                                      99       0.961538

     THE NET SINGLE PREMIUMS SHOWN ABOVE ARE BASED ON THE COMMISSIONER'S 1980 STANDARD ORDINARY FEMALE NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY AND 4.00% INTEREST.

     FOR AGES OVER 99, THE NET SINGLE PREMIUM FACTOR IS .990099.


                                        8
CVIC-1003

           TABLE OF MONTHLY GUARANTEED POLICY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK


ATTAINED   POLICY                   ATTAINED       POLICY
   AGE      YEAR          RATE        AGE           YEAR       RATE
   35        1            .1442       68             34        2.4933
   36        2            .1517       69             35        2.7483
   37        3            .1617       70             36        3.0367
   39        4            .1725       71             37        3.3658
   39        5            .1842       72             38        3.7458
   40        6            .1983       73             39        4.1758
   41        7            .2133       74             40        4.6483
   42        8            .2292       75             41        5.1533
   43        9            .2467       76             42        5.6867
   44       10            .2658       77             43        6.2442
   45       11            .2875       78             44        6.8292
   46       12            .3108       79             45        7.4600
   47       13            .3358       80             46        8.1567
   48       14            .3633       81             47        8.9375
   49       15            .3933       82             48        9.8183
   50       16            .4275       83             49       10.7950
   51       17            .4667       84             50       11.8483
   52       18            .5117       85             51       12.9542
   53       19            .5633       86             52       14.0983
   54       20            .6208       87             53       15.2633
   55       21            .6850       88             54       16.4442
   56       22            .7550       89             55       17.6575
   57       23            .8292       90             56       18.9208
   58       24            .9117       91             57       20.2633
   59       25           1.0042       92             58       21.7350
   60       26           1.1075       93             59       23.4792
   61       27           1.2225       94             60       25.8192
   62       28           1.3550       95             61       29.3217
   63       29           1.5050       96             62       35.0825
   64       30           1.6717       97             63       45.0833
   65       31           1.8542       98             64       62.0958
   66       32           2.0517       99             65       83.3333
   67       33           2.2633

THE COST OF INSURANCE RATES SHOWN ABOVE ARE BASED ON THE COMMISSIONER'S 1980 STANDARD ORDINARY MALE NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY.


                                        9
CVIC-1003

                                   DEFINITIONS
             (DEFINED TERMS ARE CAPITALIZED THROUGHOUT THIS POLICY)

ACCUMULATION UNIT -- A unit of measure used to calculate Your Accumulation Value in the Separate Account.

ACCUMULATION VALUE -- Your Accumulation Value is the sum of Your interest in the various Investment Portfolios, the Fixed Account, and the Loan Account.

AGE -- Issue Age means the age of the Insured as of the Issue Date. Attained age is the Issue Age plus the number of completed Policy Years.

CASH SURRENDER VALUE -- The Cash Surrender Value is the Cash Value less any outstanding loans and loan interest.

CASH VALUE -- The Cash Value is the Accumulation Value less the surrender charge.

DEATH BENEFIT -- The calculated policy benefit amount upon the death of the Insured.

DEATH PROCEEDS -- The Death Proceeds are the Death Benefit plus any benefits provided by rider, less any outstanding loan and loan interest.

EXPIRY DATE -- The date coverage on rider(s) terminates.

FIXED ACCOUNT -- Account that is part of the Company's General Account.

INSURED -- The Insured is named on the Policy Data Page.

ISSUE DATE -- The date the policy is generated off Our system. This date will be used to determine Issue Age, Monthly Anniversaries, Policy Years and Policy Anniversaries. This policy is not in force until the Policy Date.

INVESTMENT  PORTFOLIOS  --  One or  more  of the  sub-accounts  of the  Separate
Account.

LOAN ACCOUNT -- A portion of the Accumulation Value which is used as collateral for loan amounts.

MINIMUM INSURANCE FACTORS -- The minimum insurance percentages required to qualify the policy as life insurance under the federal tax code for the guideline premium test.

MODIFIED ENDOWMENT -- A classification under the Internal Revenue Code which affects the tax status of distributions from a policy.

MONTHLY ANNIVERSARY -- The same date of each month as the Issue Date. If a Monthly Anniversary falls on a day which is not a Valuation Date, the Monthly Anniversary will be the next Valuation Date.

NET AMOUNT AT RISK -- The Death Benefit, less the Accumulation Value, divided by the monthly equivalent of the guaranteed interest rate on the Fixed Account.

NET PREMIUM -- The total premium paid less the premium expense charge.

NET SINGLE PREMIUM FACTORS -- The factors used to qualify the policy as life insurance under the federal tax code for the cash value accumulation test.


                                       10
CVIC-1003

NO LAPSE PREMIUM -- The monthly amount that must be paid on a cumulative basis to keep this policy in force during the no lapse period.

NOTICE, NOTIFYING -- Request and information that is received at Our Service Center in a form acceptable to Us. You may notify Us in writing. We may also offer the right to notify Us by telephone or other means for certain types of policy transactions. We will obtain Your authorization prior to accepting notification in forms other than written notification.

OWNER(S) -- The Owner(s) named in the application, unless changed.

POLICY ANNIVERSARY -- The same date each year as the Issue Date.

POLICY DATE -- This is the effective date of Your policy. This is the date premiums are invested and the first charges are deducted. It can be determined by reference to the policy delivery receipt and Sections of the prospectus entitled, "The Policy" and "On the Policy Date." Confirmation of the Policy Date will be sent to You by letter from Our Service Center.

POLICY DATA PAGE -- The Policy Data Page or any supplemental Policy Data Page that We have most recently sent You. A supplemental Policy Data Page will replace the original Policy Data Page issued with the policy. Any new subsequent supplemental Policy Data Page will replace the previous sent supplemental Policy Data Page.

POLICY YEAR -- One year from the Issue Date and from each Policy Anniversary.

SEPARATE ACCOUNT -- The Separate Account of the Company is identified on the Policy Data Page. A Separate Account is an account that provides variable investment options where the assets are held separate from other Company assets. The Separate Account is not guaranteed as to the dollar amount shown on the Policy Data Page. You should read the Separate Account provisions for additional information.

SERVICE CENTER -- The office indicated on the Policy Data Page of this policy to which Notices, requests and premiums must be sent. All sums payable to Us under the policy are payable only at the Service Center.

SPECIFIED AMOUNT -- On the Policy Date, the Specified Amount equals the Initial Specified Amount. Thereafter it may be changed in accordance with the terms of the Death Benefit provisions and partial withdrawal provisions, and any attached rider provisions that affect the Specified Amount.

VALUATION DATE -- Valuation Dates are the dates on which the Investment Portfolios are valued. A Valuation Date is any date on which the New York Stock Exchange is open for trading and We are open for business.

VALUATION PERIOD -- A Valuation Period begins at the close of one Valuation Date and ends at the close of the next succeeding Valuation Date.

WE, US, OR OUR -- "We", "Us" or "Our" means Conseco Variable Insurance Company (the Company).

YOU -- "You" or "Your" means the Owner(s) of this policy.


                                       11
CVIC-1003

                        OWNER, BENEFICIARY AND ASSIGNMENT

OWNERSHIP -- The Owner means the Owner specified in the application unless subsequently changed during the Insured's lifetime. The Owner has the right to receive every benefit, exercise every right and enjoy every privilege granted by this policy.

The policy can be owned by joint Owners. If there are joint Owners, We require consent of all Owners to any policy transactions except for transfers, payment of premiums, or changes in premium allocations.

Your rights, except for payment of premium and repayment of loans, are subject to the interests of any assignee or irrevocable beneficiary. If You die before the Insured, the new Owner will be any contingent Owner named in the application. If there is no contingent Owner, then Your estate becomes the new Owner.

BENEFICIARY -- The beneficiary is the person(s) or entity You name in the application or by later designation to receive any Death Proceeds provided by the policy or any rider.

You  may  make  the  beneficiary   irrevocable.   If  there  is  an  irrevocable
beneficiary, You must obtain the written consent of that beneficiary to any policy transactions except for payment of premiums and loan repayments.

If more than one person is named as beneficiary, the Death Proceeds will be paid in equal shares to the surviving beneficiaries, unless otherwise provided. The interest of a beneficiary who dies before the Insured will pass to any surviving beneficiaries unless You specify otherwise. If no beneficiary survives the Insured, You will be the beneficiary, or Your estate if You are the Insured.

If the beneficiary is "children," this means children born to or legally adopted by the Insured. Payments to minors will only be made to a court-appointed guardian of the estate of the minor or to the minor at age 18.

OWNER AND BENEFICIARY CHANGE -- You may change the Owner and the beneficiary at any time during the lifetime of the Insured unless otherwise provided in a previous designation. Any change must be in written form satisfactory to Us.

The change will take effect following receipt in Our Service Center. The change will not apply to any payments made or actions taken by Us before We receive the Notice. If the change is to a viatical or other third party without an insurable interest, We may require additional documentation prior to making a change.

SIMULTANEOUS DEATH -- If any beneficiary dies within 15 days after the death of the Insured, the Death Proceeds will be paid as if the beneficiary died before such Insured. However, this provision will not apply to any payment We make before receiving and recording Notice of the beneficiary's death.

ASSIGNMENT -- Subject to the conditions herein, this policy may be assigned. No assignment will be recognized by Us unless: (1) the original instrument or a certified copy is filed with Us at Our Service Center; and (2) We send You an acknowledged copy. We will not be responsible for the validity of any assignment.

The claim of any assignee is subordinate to that of the Company, including any debt to the Company. The rights of the beneficiary and Owner are subject to the rights of any assignee.


                                       12
CVIC-1003

                               PREMIUM PROVISIONS

INITIAL PREMIUM -- The initial premium is shown on the Policy Data Page. The initial premium is due as of the Issue Date. There will be no coverage under this policy until the later of the date the initial premium is paid or the Policy Date.

PLANNED PERIODIC PREMIUM -- The planned periodic premium is shown on the Policy Data Page. This is the amount You have elected to pay. We urge You to pay at least Your scheduled planned periodic premium to help insure sufficient Cash Surrender Value.

GUIDELINE PREMIUM LIMITATION -- If You elected the guideline premium test, the sum of the premiums paid less a portion of any withdrawals, as defined in the Internal Revenue Code, may not exceed the greater of: (1) the guideline single premium; or (2) the sum of the guideline level premiums to the date of payment, in order for this policy to be treated as life insurance under the Internal Revenue Code. The guideline premiums will change whenever there is a change in the Specified Amount or in other policy benefits.

The guideline premiums are determined by the rules set forth in the Internal Revenue Code Section 7702 as may be amended from time to time. The guideline premiums will be adjusted to conform to any changes in the code. In the event that a premium payment would exceed these limits, We will refund the excess premium, along with any interest allocable to that excess premium, within 60 days after the end of the Policy Year in which the excess premium is paid. As a result, policy values immediately after such refund will be as if the excess premium had never been paid.

WHERE PAYABLE -- The first premium is payable in advance to Us at our Service Center or through one of Our authorized representatives by check or money order. Any check or money order should be payable only to the Company and not to any representative. After the first premium all premiums are to be paid to Us at Our Service Center. For the address of our Service Center see Policy Data Page, Page
6. Receipts will be given upon request.

AMOUNT AND FREQUENCY -- After the initial premium payment, You may make premium payments at any time until the Insured's attained Age of 100. No premium will be accepted after the Insured reaches attained Age 100. We strongly recommend that You pay at least the planned periodic premium when scheduled. You may not make a payment less than the minimum payment shown on the Policy Data Page. All premiums combined may not be more than the maximum premium shown on the Policy Data Page. The amount of premiums You pay will affect the Accumulation Value and the period of time the policy remains in force. The frequency of premium payment shown on the Policy Data Page will serve only as an indication of Your preference as to probable future frequency of payment. You may change the frequency of planned periodic premium payment at any time.

If You pay premium that would cause an increase in Net Amount At Risk because of the Minimum Insurance Factors or the Net Single Premium Factors, depending on the death benefit qualification test elected, We may decide whether or not to accept the premium based on Our underwriting procedures. If We accept the premium, We will allocate the Net Premium to Your Accumulation Value on the date of Our acceptance. If We do not accept the premium, We will refund the premium without interest to You. We reserve the right to put the premium in suspense until underwritten.


                                       13
CVIC-1003

MODIFIED ENDOWMENT -- The amount of premium You pay may cause the policy to become a Modified Endowment Contract (MEC). If all or a portion of a premium payment, other than the initial premium, would cause the policy to become a MEC, We will before the policy becomes a MEC: 1. apply the portion of the premium that is under the MEC limit to the policy, and 2. hold in suspense the portion of the premium that would cause the policy to become a MEC, and notify You. You may choose to apply this portion of the premium, or ask for a refund. If You elect to apply the premium, the Net Premium is allocated as of the date We receive Your response. If there is no response from You within 30 days, this portion of the premium will be refunded to You.

ALLOCATION  OF NET  PREMIUM  -- We  allocate  the  initial  Net  Premium  to the
Accumulation Value in accordance with the provisions on the Policy Data Page under allocation rules. We allocate subsequent Net Premiums as of the end of the Valuation Period during which We receive the premium at Our Service Center.

Any allocations You make are subject to the allocation rules on the Policy Data Page. You may change the allocation of subsequent Net Premiums at any time by Notice.

                            DEATH BENEFIT PROVISIONS

DEATH BENEFIT -- This policy provides a Death Benefit on the death of the Insured. The Death Benefit, death benefit option and the two death benefit qualification tests are described in this section. On the date of death, the Death Benefit is calculated as the larger of: (a) the guideline minimum death benefit calculated under the death benefit qualification test elected; and (b) the Death Benefit as calculated under the death benefit option in effect.

DEATH BENEFIT QUALIFICATION TEST -- You elect the death benefit qualification test in the application. The death benefit qualification test You have elected is shown on the Policy Data Page. The death benefit qualification test may not be changed for the life of the policy. The two death benefit qualification tests are explained below.

      1. CASH VALUE ACCUMULATION TEST -- The guideline minimum death benefit will be the greater of the amount required for this policy to be deemed "life insurance" according to the Internal Revenue Code or 101% of the Accumulation Value. Such required amount will be equal to the Accumulation Value divided by the Net Single Premium (NSP), as defined in Internal Revenue Code Section 7702(b). The NSP for each attained Age, based on the policy as issued, is shown in the Table of NSP's on the Policy Data Page. If there are any changes to the policy, the NSP's may also change. If they do change, We will send You a supplemental Policy Data Page showing the NSP's.

      2. GUIDELINE PREMIUM TEST -- The guideline minimum death benefit at any time is the Accumulation Value multiplied by the Death Benefit percentage shown in the Table of Minimum Insurance Factors on the Policy Data Page.


                                       14
CVIC-1003

DEATH PROCEEDS -- We will pay the Death Proceeds to the beneficiary upon receipt of proof that the Insured died while this policy was in force. We will pay interest on Death Proceeds from the date of death to the date payment is made at a rate of interest not less than the guaranteed rate for the Fixed Account under this policy. If state law requires payment of a greater amount of interest, We will pay that amount.

The Death Proceeds are:

      1. the Death Benefit in force as of the end of the Valuation Period during which death occurs; plus

      2.    any benefits provided by rider payable at the Insured's death; less

      3.    any outstanding loan and loan interest as of the date of death.

If the Insured dies during the grace period, the proceeds paid on death will be equal to the Death Benefit immediately prior to the start of the grace period, plus any benefits provided by rider, less loans and loan interest and overdue monthly deductions as of the date of death.

DEATH BENEFIT OPTIONS -- There are three death benefit options, as described in this provision. You have elected the death benefit option in the application. The death benefit option for this policy appears on the Policy Data Page.

OPTION A -- The Death Benefit equals the Specified Amount.

OPTION B -- The Death Benefit equals the Specified Amount plus the Accumulation Value on the date of death.

OPTION C -- The Death Benefit is the Specified Amount plus the sum of the premiums paid minus the sum of any partial withdrawals taken. If the sum of withdrawals is greater than the sum of premiums paid, then the Death Benefit will be less than the Specified Amount.


                            POLICY CHANGE PROVISIONS

CHANGE IN SPECIFIED AMOUNT -- You may make the following changes to this policy, as long as the policy is not in the grace period. We will not accept any change which disqualifies this policy as life insurance under federal tax law. Any change in Specified Amount will be reflected on a supplemental Policy Data Page.

SPECIFIED AMOUNT INCREASE -- You may request an increase once per Policy Year of the Specified Amount at any time after the date shown on the Policy Data Page, by providing satisfactory evidence of insurability of the Insured. The minimum amount of any increase is shown on the Policy Data Page. The increase will be effective as of the Monthly Anniversary following Our approval of the increase.

SPECIFIED AMOUNT DECREASE -- You may request a decrease once per Policy Year of the Specified Amount by Notice at any time after the date shown on the Policy Data Page. The minimum amount of any decrease is shown on the Policy Data Page. You may not make a decrease which reduces the Specified Amount of the policy below the minimum amount shown on the Policy Data Page. No decrease will be allowed that requires a force-out of cash under Internal Revenue Code Section 7702(f)(7).

The decrease will be effective as of the Monthly Anniversary following Our receipt of Notice. If You have made any increases to the policy, the decrease will first be applied to reduce those increases, starting with the most recent.


                                       15
CVIC-1003

CHANGE IN DEATH BENEFIT OPTION -- You may request a change between Option A and Option B death benefit options by Notice at any time after the date specified on the Policy Data Page. If You have originally chosen Option C, You may not change the death benefit option.

If You request a change from Option B to Option A, the Specified Amount will be increased by the amount of the Accumulation Value on the date of change. The change will be effective on the Monthly Anniversary following Our receipt of Notice.

If You request a change from Option A to Option B, the Specified Amount will be decreased by the amount of the Accumulation Value on the date of change. Evidence of insurability of the Insured satisfactory to Us must be submitted. The change will be effective on the Monthly Anniversary following Our approval of the change. We will not permit any change which would decrease the Specified Amount below the minimum amount shown on the Policy Data Page.


                            POLICY CHARGES PROVISIONS

PREMIUM EXPENSE CHARGES -- The premium expense charges are deducted when the premium is received, except the premium expense charges for the initial premium are deducted on the Policy Date. The premium expense charges are shown on the Policy Data Page.

MONTHLY DEDUCTION -- The monthly deduction is the sum of:

      1.    the cost of insurance charge;

      2.    the mortality and expense risk charge;

      3.    the administrative charge; and

      4.    the cost for any policy riders.

The monthly deduction is due on the Issue Date and each Monthly Anniversary. Monthly deductions due on any Monthly Anniversaries prior to the Policy Date are deducted on the Policy Date. All other monthly deductions are deducted when due. We deduct the monthly deduction prorata from the Investment Portfolios and the Fixed Account based on Your amounts in each account. No monthly deduction is taken after the Insured's attained Age 100.

COST OF INSURANCE CHARGE (COI) -- The guaranteed maximum COI rates are shown on the Policy Data Page. We may choose to use a current COI rate less than the guaranteed maximum COI rate. Current COI rates may vary by Issue Age, sex, premium class, Policy Year, and Specified Amount of the policy. If You have increased the Specified Amount after issue, each increase may have different applicable current COI rates.

The COI charge is the COI rate multiplied by the Net Amount at Risk as of the date of the monthly deduction. If there have been increases in Specified Amount the Net Amount At Risk is allocated to each Specified Amount.

MORTALITY AND EXPENSE RISK CHARGE -- Each Monthly Anniversary, as part of the monthly deduction, We deduct the mortality and expense risk charges that are shown on the Policy Data Page. The deduction is made prorata from Investment Portfolios and the Fixed Account. The mortality and expense risk charges compensate Us for assuming the mortality and expense risk of the policy and if so elected, to provide for certain riders. There is a new per $1,000 mortality and expense risk charge on an increase.




                                       16
CVIC-1003

ADMINISTRATIVE CHARGE -- The administrative charge is shown on the Policy Data Page. Each Monthly Anniversary as part of the monthly deduction We deduct an administrative charge from the Investment Portfolios and the Fixed Account based on Your amounts in each account that is equal to the amount shown on the Policy Data Page. The administrative charge compensates Us for the costs associated with the administration of this policy and the Separate Account.

SURRENDER CHARGE -- The guaranteed maximum surrender charges are shown on the Policy Data Page. We will deduct the surrender charge from the Accumulation Value on the date this policy is surrendered or terminated for any reason, including lapse, or if there is a decrease in the Specified Amount, either by request or from a partial withdrawal or death benefit option change.

If there have been increases in the Specified Amount, each increase will have a corresponding new surrender charge associated with the increase. If there have been decreases in the Specified Amount, including decreases in the Specified Amount due to partial withdrawals, the remaining surrender charge will be based on the new Specified Amount. New surrender charges will be reflected on a supplemental Policy Data Page.

CHANGES IN COST FACTORS -- We may change the cost of insurance rates up to the maximum guaranteed amounts stated in this policy. Changes will be made uniformly by class and will be based on changes in future expectations for experience. We will periodically review policy cost factors. We bear the mortality and expense risks of this policy.

INVESTMENT PORTFOLIO EXPENSES -- There are deductions from and expenses paid out of the assets of the various Investment Portfolios, which are described in the fund prospectuses.

TAXES -- We reserve the right to deduct any taxes levied by any government entity which, at Our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the Separate Account, or from the investment performance of the Separate Account.


                             POLICY VALUES PROVISION

ACCUMULATION VALUE -- The Accumulation Value is the sum of Your interest in the various Investment Portfolios, the Fixed Account, and the Loan Account.

On the Policy Date, the Accumulation Value is the initial Net Premium received for this policy less any monthly deduction charges as of the Policy Date.

The Accumulation Value on each Valuation Date after the Policy Date will be:

      1.    the Accumulation Value on the prior Valuation Date; plus

      2. any Net Premium for the policy allocated since the prior Valuation Date; plus or minus

      3. the positive or negative investment experience on amounts allocated to the Separate Account, as reflected by the change in value of the Accumulation Units; plus

      4. interest credited to amounts allocated to the Fixed Account and the Loan Account; less

      5.    any partial withdrawals paid since the prior Valuation Date; less

      6.    any monthly deduction or transfer charges assessed; less

      7.    any surrender charge assessed.


                                       17
CVIC-1003

                           SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT -- The Separate Account is an account that provides investment options where the assets are held separate from all other Company assets. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business the Company may conduct.

The Separate Account assets are divided into Investment Portfolios. Should the shares of any such Investment Portfolio become unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in the shares inappropriate, the Company may limit further purchase of such shares or substitute shares of another Investment Portfolio for shares already purchased under this policy.

SEPARATE ACCOUNT VALUE -- The Separate Account value of this policy equals the sum for all Investment Portfolios of the number of Accumulation Units credited to an Investment Portfolio multiplied by the appropriate Accumulation Unit value.

ACCUMULATION UNITS -- In order to keep track of your Accumulation Value in an Investment Portfolio, We use a unit of measure called an Accumulation Unit. The value of Your policy is affected by the investment performance of the portfolios, the expenses of the portfolios, and the deduction of charges under the policy. The value of an Accumulation Unit may go up or down without limit.

Initially, the Accumulation Unit value for each account was arbitrarily set at $10. Every Valuation Date, We determine the value of an Accumulation Unit for each of the Investment Portfolios by multiplying the Accumulation Unit value for the previous period by a factor for the current period. The factor is determined by dividing the value of an Investment Portfolio share at the end of the current period (and any charges for taxes) by the value of an Investment Portfolio share for the previous period.

CREDITING OF ACCUMULATION UNITS -- We credit amounts allocated to the Investment Portfolios in the form of Accumulation Units. The number of Accumulation Units to be credited is determined by dividing: (1) the dollar amount allocated to the particular Investment Portfolio, by (2) the Accumulation Unit value for the particular Investment Portfolio at the end of the Valuation Period during which the allocation is made.

Accumulation Units are credited when Net Premiums are allocated or amounts are transferred into an Investment Portfolio. Accumulation Units are deducted when the monthly deduction is assessed or when amounts are partially surrendered or transferred out of an Investment Portfolio.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS -- We may deem it necessary to discontinue one or more of the Investment Portfolios or substitute one of the Investment Portfolios You have selected with another Investment Portfolio. We will notify You of Our intent to do this. We will obtain prior approval from the Securities and Exchange Commission before any such change is made.


                                       18
CVIC-1003

The Separate Account may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under such Act in the event such registration is no longer required, or it may be combined with other of Our Separate Accounts. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the state of Texas. If required, the approval process is on file with the Commissioner of the state in which this policy is issued.

We may, by appropriate endorsement, make such changes in this policy as may be necessary to reflect any substitution or change.


                            FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT VALUES -- The Fixed Account Values of this policy at any time equals:

      (a)   the total of all Net Premiums allocated to the Fixed Account; plus

      (b)   interest credited to the Fixed Account; plus

      (c) the total of all amounts transferred to the Fixed Account from the Separate Account or the Loan Account; minus

      (d) the total of all amounts transferred from the Fixed Account to the Separate Account and the Loan Account; minus

      (e) the total of all cost of insurance charges, mortality and expense risk charges, administrative charges, transfer charges assessed and cost for any policy rider charged against the Fixed Account; minus

      (f)   the total of all partial withdrawals from the Fixed Account; minus

      (g)   any surrender charges assessed.

FIXED ACCOUNT INTEREST RATE -- The minimum guaranteed interest rate credited to amounts in the Fixed Account is shown on the Policy Data Page. We may credit interest rates in excess of the guaranteed rate.


                               TRANSFER PROVISIONS

You can make a transfer to or from the Fixed Account, and to or from an Investment Portfolio by Notifying Us. The transfer will be made as of the end of the Valuation Period during which We receive Notice. No transfers may be made before the end of the right to examine policy period.

The following apply to any transfer:

      1. Transfers from the Fixed Account are limited in total for any Policy Year to no more than the amount and frequency shown on the Policy Data Page. Transfers from the Fixed Account are made on a last in first out basis.

      2. The limit on number of transfers that can be made is shown on the Policy Data Page.

      3. The transfer fee is shown on the Policy Data Page. The fee will be deducted from the amount transferred.

      4. The minimum amount which You can transfer is shown on the Policy Data Page.

      5. Your right to make transfers is subject to modification if We determine, in Our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of other Owners. A modification could be applied to transfers to, or from, one or more of the Investment Portfolios and could include, but is not limited to:

            a.    the   requirement  of  a  minimum  time  period  between  each
                  transfer;


                                       19
CVIC-1003

            b. not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one Owner; or

            c. limiting the dollar amount that may be transferred between Investment Portfolios by an Owner at any one time.

      6. We reserve the right, at any time, and without prior notice to any party, to terminate, suspend or modify the transfer privilege.

Transfers are made such that the Accumulation Value on the date of transfer will not be affected by the transfer, except for the deduction of any transfer fee.

DOLLAR COST AVERAGING PROGRAM -- Under dollar cost averaging (DCA), You may authorize the automatic transfer of a set dollar amount at monthly, quarterly, semi-annual, or annual intervals. You may elect to have transfers made from the money market portfolio to one or more Investment Portfolios. You must have at least $2,000 in the money market portfolio to participate in dollar cost averaging. The transfers made under DCA are not taken into account in determining any transfer fee. There is no additional charge for this program. We may modify the terms of the DCA program at any time, including but not limited to the right to terminate the program, impose charges for the program, change the minimum requirements for the program, or change the timing of transfers under the program.

At certain times, the Company may offer a special DCA program from the Fixed Account. When instituted, this program will be governed by a separate service agreement and may have different balance and allocation requirements.

REBALANCING -- You may elect to automatically rebalance the policy to return to the percentage allocation within the Investment Portfolios as selected currently for premium allocations if the value of the policy is at least the minimum amount that is shown on the Policy Data Page. You may elect to rebalance quarterly, semi-annually, or annually. You can discontinue rebalancing at any time. You can change your rebalancing request at any time by Notice, which We must receive before the next rebalancing date. The transfers made under rebalancing are not taken into account in determining any transfer fee. There is no charge for participating in rebalancing. We may modify the terms of the rebalancing program at any time, including but not limited to the right to terminate the program, impose charges for the program, change the minimum requirement for the program, or change the timing of transfers under the program.


                                 LOAN PROVISIONS

POLICY LOAN -- You may request a loan at any time after the right to examine policy period. This policy is assigned to Us as sole security for the loan.

LOAN AMOUNT AVAILABLE -- The maximum amount of a new loan is equal to:

      1. 90% of the Accumulation Value less any surrender charges that would be imposed if the policy were surrendered on the date the loan is taken; less

      2.    any outstanding loans plus loan interest.

INTEREST CHARGED ON LOANS -- Interest accrues daily on the outstanding loan at the applicable preferred or non-preferred rate shown on the Policy Data Page. Interest is due on each Policy Anniversary.


                                       20
CVIC-1003

If You do not pay interest when due, We will add that amount to the loan. We make a transfer from the Investment Portfolios and the Fixed Account into the Loan Account as collateral for the interest due. The amount We transfer is the amount by which the interest due exceeds the interest which has been credited on the Loan Account. The transfer is made from each account in proportion to the amount in the account.

LOAN ACCOUNT -- When We issue a loan, We transfer an amount equal to the loan from the Investment Portfolios and the Fixed Account into a Loan Account as collateral for the loan. You may specify that the transfer is to be made from specific Investment Portfolios. If You make no specification, this transfer is made in proportion to the Accumulation Value in the Investment Portfolios and the Fixed Account.

INTEREST CREDITED ON LOANS -- The Loan Account will be credited with interest daily that will be at least equal to the applicable non-preferred or preferred loan interest rate, which is shown on the Policy Data Page. We may credit a higher rate.

A loan has a permanent effect on Your policy values, since the policy value held in the Loan Account earns different rates than it might have experienced if it were invested in the Investment Portfolios or the Fixed Account.

REPAYMENT OF LOANS -- You may repay a loan in full or in part at any time while this policy is in force and the Insured is alive. When a loan repayment is made, the amount of the Loan Account equivalent to the amount of loan repayment is transferred prorata to the Investment Portfolios. If You do not currently have funds in the Investment Portfolios, You must select an Investment Portfolio for the transfer.

Unless You request otherwise at the time You make any payments to Us, all amounts received while a loan is outstanding will be considered as premium payments, not loan repayment.

PREFERRED LOANS -- If the Accumulation Value exceeds the total of all premiums paid since issue, which have not previously been withdrawn or the policy has passed its tenth Policy Anniversary, a preferred loan is available. The amount available for a preferred loan during the first ten Policy Years is the amount by which the Accumulation Value exceeds total premiums paid. After the tenth Policy Year, all of the loan amount available is available as a preferred loan.

The amount of the Loan Account that equals a preferred loan will be credited with interest at a rate equal to the preferred interest rate shown on the Policy Data Page. The amount of indebtedness that qualifies as a preferred loan is determined on each Monthly Anniversary.


                              SURRENDER PROVISIONS

CASH SURRENDER -- You may surrender this policy for the Cash Surrender Value by Notifying Us at any time while the Insured is living.

PARTIAL WITHDRAWAL -- You may surrender part of this policy for cash by Notice to Us at any time after the end of the right to examine policy period while the Insured is living. The minimum amount of any partial withdrawal is shown on the Policy Data Page. The amount withdrawn is deducted from the Accumulation Value. The deduction will be made prorata from the Investment Portfolios and the Fixed Account based on Your amounts in each account, unless You request deduction from specific Investment Portfolios.


                                       21
CVIC-1003

A partial withdrawal will affect the Specified Amount, depending on the Death Benefit Option You have chosen. If Your Death Benefit Option is B or C, the amount withdrawn will not reduce the Specified Amount. If your Death Benefit Option is A, then the partial withdrawal will reduce the Specified Amount by the amount withdrawn, not including surrender charges, which is in excess of the free partial withdrawal amount. The remaining Specified Amount must be at least equal to the minimum Specified Amount shown on the Policy Data Page.

FREE PARTIAL WITHDRAWAL -- Since a partial withdrawal under Death Benefit Option A will reduce the Specified Amount by the amount of the withdrawal, a free partial withdrawal is available to You. You may request a free partial withdrawal by Notice at any time after the date shown on the Policy Data Page up to the percentage shown on the Policy Data Page of the Accumulation Value. The free partial withdrawal amount may be taken in one or more withdrawals during the Policy Year. The free partial withdrawal amount is paid without surrender charges at the time of withdrawal, but the remaining surrender charge is not decreased. The free partial withdrawal does not reduce the Specified Amount.

                      TERMINATION OF THE POLICY PROVISIONS

NO LAPSE GUARANTEE -- During the no lapse period shown on the Policy Data Page, the policy will remain in force if on each Monthly Anniversary after the Policy Date, the sum of the premiums paid to date, less any partial withdrawals, loans and loan interest, equals or exceeds the No Lapse Premium multiplied by the number of policy months since the Issue Date. If this test is failed on any Monthly Anniversary, the no lapse guarantee terminates.

The No Lapse Premium is shown on the Policy Data Page. If You make changes to the policy after issue, the No Lapse Premium for subsequent months may change. We will send You notice of the new No Lapse Premium. We do not reduce the No Lapse Premium if Specified Amount decreases are made.

GRACE PERIOD -- Unless the no lapse period applies, the grace period begins on the Monthly Anniversary when the Cash Surrender Value is less than the monthly deduction. This policy goes into default at the start of the grace period. We will mail You and any assignee notice of the length of the grace period and the amount of premium due. The amount of premium due is the amount which is required to keep the policy in force during the grace period plus two additional month's charges. This notice will be sent to Your last known address and the address of any assignee of record. The grace period ends 61 days from the date on Our notice, which will not be less than 61 days after the date the notice is mailed. If the premium due is not paid and received by Us within the grace period, all insurance stops and the policy terminates without value. Any surrender charge owing will be retained by Us.

TERMINATION -- This policy will terminate:

      1.    at the end of the grace period; or

      2. as of the end of the Valuation Period during which We receive Notice from You to surrender the policy; or

      3.    when the Insured dies.


                                       22
CVIC-1003

REINSTATEMENT -- The policy may be reinstated within five years after the effective date of lapse only if:

      1.    the policy was not surrendered for cash; and

      2.    You provide Us with satisfactory evidence of insurability; and

      3. You pay sufficient premium to cover past due monthly deductions during the grace period and to keep this policy in force for three months; and

      4. interest on any loan amount that is reinstated is paid at the annual rate applicable to policy loans during the period of lapse, from the date the policy terminated.

If the policy lapses and is reinstated during the No Lapse Period, you may reinstate the no lapse guarantee if:

      1. the no lapse guarantee was in effect three months prior to the date of the lapse; and

      2. on the date of reinstatement, you pay sufficient premiums such that the sum of premiums paid to date, less any partial withdrawals, loans and loan interest, equals or exceeds the No Lapse Premium multiplied by the number of policy months between the Issue Date and the date of the lapse.

The effective date of the reinstatement is the next Monthly Anniversary following Our approval of the reinstatement.

The Accumulation Value on the effective date of reinstatement is equal to the Accumulation Value at the time of termination, less past due charges during the grace period, plus the premium paid at the time of reinstatement. The surrender charge will be based on the number of Policy Years from the original Issue Date.


                            GENERAL POLICY PROVISIONS

ENTIRE CONTRACT -- The entire contract consists of this policy, any riders or endorsements, the attached copy of the initial application and all supplemental applications to change this policy. All statements in the application and any supplemental application will, in the absence of fraud, be deemed representations and not warranties. No statement will be used to contest this policy, or to contest a claim under it, unless it appears on the application or a supplemental application. Any application for modifications in the policy, which are to be based upon additional evidence of insurability, shall be attached to the policy in order to become part of the contract between the parties.

MODIFICATION OF POLICY -- Only the President, a Vice President, the Secretary, or an Assistant Secretary of the Company has power on behalf of the Company to change, modify, or waive the provisions of the policy and then only in writing by endorsement. No agent, broker, or person other than the above named officers has the authority to change or modify this policy or waive any of its provisions.

RELIANCES -- We are not liable for any request made in accordance with Your instructions. If We make any payments or policy changes in good faith based on Our records, We have fully discharged Our obligations.


                                       23
CVIC-1003

INCONTESTABILITY -- Except in the case of fraud, We will not contest this policy after it has been in force during the lifetime of the Insured for two years from the Issue Date, or for increases in the Specified Amount, two years from the effective date of the increase. We will not contest any Specified Amount increase if it was not requested by You, or if evidence of insurability was not required. If this policy is reinstated, the incontestable period will start over again beginning on the effective date of the reinstatement, but only for statements made in the application for reinstatement. The reinstatement application will be subject to full underwriting.

SUICIDE -- If the Insured dies by suicide, while sane or insane, within two years from the Issue Date or the effective date of any reinstatement, We will not pay a Death Benefit. We will terminate this policy and refund the premiums paid, less any loan, loan interest, and any partial withdrawal.

If the Insured dies by suicide, while sane or insane, within two years of the effective date of any increase in the Specified Amount that was subject to evidence of insurability or the effective date of any reinstatement, We will not pay a death benefit on that increase. We will refund the monthly deductions for that increase.

DEFERRAL OF PAYMENTS -- We usually make payments for the Death Benefit within seven days after We receive due proof of claim. We usually make payments for surrender or loans from the Separate Account within seven days of receiving Your request. We may suspend or delay making payments or transfers from the Separate Account when:

      1. the New York Stock Exchange is closed, other than customary weekend and holiday closing, or trading on the New York Stock Exchange is restricted as determined by the Security and Exchange Commission
            (SEC); or

      2. The SEC, by order, permits postponement for the protection of policy Owners, or

      3. An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the assets of the Investment Portfolios.

For payments made from the Fixed Account, We may defer payment for up to six months. If We do, We will continue to credit interest on the Fixed Account at the declared rates. We will not defer any amounts needed to pay premiums for other policies in force with Us.

ANNUAL REPORT -- At least once a year, We will send You a report showing premiums paid, expense charges, interest credited, cost of insurance, outstanding loans, current Cash Value, Cash Surrender Value, and all charges made since the last report. Any other information required by the Insurance Department of the State where the application is signed will also be included in the Annual Report. Please pay close attention to the information provided especially any data relating to lapse. You may wish to increase the amount of premium paid based on this data.

PROJECTION OF BENEFITS AND VALUES -- We will provide a projection of illustrative future policy benefits and values at any time upon written request. There will be no charge for the first projection requested each Policy Year. Additional projections will be provided for a $25.00 fee.

CONFORMITY WITH STATUTES -- This policy is subject to the laws of the state which govern this policy. We reserve the right to make any changes to this policy without Your consent which We deem necessary to comply with any federal or state statute, rule, or regulation.


                                       24
CVIC-1003

CLAIMS OF CREDITORS -- To the extent permitted by law, no payment or right under this policy will be subject to the claims of creditors.

ERROR IN AGE OR SEX -- If the Insured's Age or sex has been misstated and the misstatement is discovered after the date of the Insured's death, the amount of the Death Benefit will be the amount which would have been purchased at the Insured's correct Age and sex by the most recent cost of insurance charge assessed prior to the date We receive proof of death.

If the Insured's Age or sex has been misstated and the misstatement is discovered prior to the date of the Insured's death, the policy values will be corrected to the amounts for the correct Age or sex, and any back premium owing will be immediately due and payable.

COMPUTATIONS -- Calculations are based on the Mortality Table shown on the Policy Data Page. Interest on amounts allocated to the Fixed Account are compounded daily.

All of the values are the same as or more than the minimums set by the laws of the state where the application was signed. If required, We have filed a detailed statement with Your State Insurance Department.

PAYMENT OF PROCEEDS -- You may take the Death Benefit or Cash Surrender Value as a lump sum or select any of the payment options described in the settlement options provisions. Before the Insured dies, You may choose how the Death Proceeds are to be paid. If You have not made a choice before the Insured dies, the beneficiary may choose how the Death Proceeds will be paid. When part or all of the Death Proceeds are paid in a lump sum, We will include interest from the date We receive proof of death to the payment date. The interest rate will not be less than required by law. If we have notice of a disputed claim to the proceeds prior to paying them, We will file an interpleader if the disputing parties do not resolve the matter within 60 days of Our notice of completing claim.

APPEAL PROCESS -- If, after contacting Our company through normal channels (e.g., customer service, agents, etc.), You have any remaining questions, concerns or are dissatisfied in any manner with Our service/responses, please give Us an opportunity to address your concerns. To contact Us with an appeal regarding special problems: send a letter, outlining Your concerns, and attach any documentation, to: Conseco Variable Insurance Company, Attn: VP Operations, 11815 N. Pennsylvania Street, Carmel, Indiana 46032-4555. We will respond to Your inquiry within thirty (30) days after the date of receipt of Your inquiry.


                          SETTLEMENT OPTIONS PROVISIONS

ELECTION OF OPTIONS -- Any amount payable at the death of the Insured or any other termination of this policy will be paid in one sum unless otherwise provided. All or part of this sum may be applied to any settlement option.

Payment under a combination of options, or payment to joint or successive payees, or payment to a beneficiary that is not a natural person may be elected only with Our consent.

Any election must be made in writing to Us. We may require the policy for endorsement.

ELECTION BY OWNER -- During the lifetime of the Insured, the Owner may elect to have the Death Proceeds paid under one of the payment options in this policy.


                                       25
CVIC-1003

ELECTION BY BENEFICIARY -- At the time Death Proceeds are payable to the beneficiary, the beneficiary may elect one of the payment options if proceeds are available to the beneficiary in a lump sum. The beneficiary has 12 months after payment becomes due to elect one of the following options.

PAYMENTS -- Payments will be made monthly unless otherwise elected.

We have the right to change the frequency of payments in order to make a periodic payment of at least $25.00.

The option date under Options 1, 2 and 3 is the date the Death Proceeds are payable or the date of election, whichever is later. Interest under Option 4 will accrue from such date.

Under Option 3, proof of the age of the payee will be required at the time the first payment is due. We reserve the right to require proof that the payee is alive at the time of each payment.

CHANGE IN PAYMENTS -- Partial withdrawal under Options 1 and 2 may not be made. All payments under Options 1 and 2 may be paid in one sum only with Our consent. The value of any one sum payment will be the sum of any remaining guaranteed payments discounted at the interest rate used to calculate such payment.

Payments under Option 3 will be commuted only in event of death of the payee. Any payments that remain to be paid under Option 3 at the death of the payee will be paid in one sum. The value of the one sum payment will be the sum of the remaining guaranteed payments, discounted at the interest rate used to calculate such payment.

WITHDRAWAL -- The minimum Death Proceeds that may be applied under Option 4 is $1,000. The minimum Death Proceeds that may remain after a withdrawal under Option 4 is $1,000. The minimum amount that may be withdrawn is $1,000. Death Proceeds less than this amount will be paid in a lump sum to the payee.

We may postpone payment of any amount to be withdrawn for not more than six months from the date the written request for withdrawal is received by Us at our Service Center.

ASSIGNMENT -- The proceeds payable under one of these options may not be assigned.

ADDITIONAL INTEREST -- Additional interest, if any, paid over the guaranteed 3% will be in an amount and by a method determined by Us.

BASIS OF VALUES -- Minimum income rates are based on the 1983 Individual Annuity Mortality Table Improvement Scale G. Interest is assumed at the rate of 3% per year.

OPTION 1. EQUAL PAYMENTS FOR A GUARANTEED PERIOD -- Equal monthly payments for the number of years elected, not to exceed 25 years. Payments will begin on the option date.


                                       26
CVIC-1003

           Guaranteed Minimum Payment for each $1,000 of net proceeds
                         Guaranteed interest rate: 3.00%

   ANNUAL                        SEMI
    YEARS       ANNUAL          ANNUAL         QUARTERLY       MONTHLY
     1        $1,000.00        $503.69          $252.78        $84.47
     2          507.39          255.47           128.26         42.86
     3          343.23          172.88            86.76         28.99
     4          261.19          131.56            66.02         22.06
     5          211.99          106.78            53.59         17.91
     6          179.22          90.27             45.30         15.14
     7          155.83          78.49             39.39         13.16
     8          138.31          69.66             34.96         11.68
     9          124.69          62.81             31.52         10.53
    10          113.82          57.33             28.77          9.61
    11          104.93          52.85             26.52          8.86
    12           97.54          49.13             24.65          8.24
    13           91.29          45.98             23.08          7.71
    14           85.95          43.29             21.73          7.26
    15           81.33          40.96             20.56          6.87
    16           77.29          38.93             19.54          6.53
    17           73.74          37.14             18.64          6.23
    18           70.59          35.56             17.84          5.96
    19           67.78          34.14             17.13          5.73
    20           65.26          32.87             16.50          5.51
    21           62.98          31.72             15.92          5.32
    22           60.92          30.68             15.40          5.15
    23           59.04          29.74             14.92          4.99
    24           57.33          28.88             14.49          4.84
    25           55.76          28.08             14.09          4.71

OPTION 2. EQUAL PAYMENTS OF A SPECIFIED AMOUNT -- Equal monthly payments of at least $4.71 per month for each $1,000 of proceeds. Payments will begin on the option date and will continue until the proceeds and interest at the rate of 3.00% compounded annually are exhausted.

OPTION 3. EQUAL PAYMENTS FOR LIFE -- Equal monthly payments for a guaranteed period of 10, 15, or 20 years as elected and for life thereafter as shown in the table below. Amount of each monthly installment per $1,000 net proceeds. Amounts based on 1983 IAM Table with improvement scale G and 3% per year.


                                       27
CVIC-1003

                                      MALE

   Monthly Income for Life with             Monthly Income for Life with
      Guaranteed Period of:                    Guaranteed Period of:

Age of      10        15       20       Age of      10        15        20
 Payee     Years     Years    Years      Payee     Years     Years     Years
  25       $3.07     $3.07    $3.06       55       $4.38     $4.31     $4.21
  26        3.09      3.09     3.08       56        4.46      4.38      4.27
  27        3.11      3.11     3.10       57        4.55      4.46      4.34
  28        3.14      3.13     3.13       58        4.64      4.54      4.40
  29        3.16      3.16     3.15       59        4.73      4.63      4.46
  30        3.18      3.18     3.17       60        4.84      4.71      4.53
  31        3.21      3.21     3.20       61        4.94      4.80      4.60
  32        3.24      3.23     3.23       62        5.06      4.89      4.66
  33        3.27      3.26     3.25       63        5.18      4.99      4.73
  34        3.30      3.29     3.28       64        5.30      5.09      4.79
  35        3.33      3.32     3.31       65        5.43      5.18      4.86
  36        3.36      3.35     3.34       66        5.57      5.28      4.92
  37        3.40      3.39     3.37       67        5.71      5.39      4.98
  38        3.43      3.42     3.41       68        5.85      5.49      5.04
  39        3.47      3.46     3.44       69        6.01      5.59      5.09
  40        3.51      3.50     3.48       70        6.16      5.69      5.14
  41        3.55      3.54     3.52       71        6.33      5.79      5.19
  42        3.66      3.58     3.56       72        6.49      5.89      5.24
  43        3.64      3.62     3.60       73        6.66      5.98      5.28
  44        3.69      3.67     3.64       74        6.83      6.07      5.31
  45        3.74      3.72     3.68       75        7.00      6.16      5.35
  46        3.79      3.76     3.73       76        7.18      6.24      5.38
  47        3.84      3.82     3.78       77        7.36      6.32      5.40
  48        3.90      3.87     3.82       78        7.53      6.40      5.42
  49        3.67      3.92     3.87       79        7.70      6.46      5.44
  50        4.02      3.98     3.93       80        7.87      6.52      5.46
  51        4.08      4.04     3.98
  52        4.15      4.11     4.04
  53        4.22      4.17     4.09
  54        4.30      4.24     4.15


                                       28
CVIC-1003

                                     FEMALE

    Monthly Income for Life with            Monthly Income for Life with
       Guaranteed Period of:                   Guaranteed Period of:

Age of      10        15       20       Age of     10         15        20
 Payee     Years     Years    Years      Payee    Years      Years     Years
  25       $2.96     $2.96    $2.95       55      $4.01      $3.98     $3.94
  26        2.98      2.97     2.97       56       4.08       4.04      3.99
  27        2.99      2.99     2.99       57       4.15       4.11      4.05
  28        3.01      3.01     3.01       58       4.22       4.18      4.11
  29        3.03      3.03     3.03       59       4.30       4.25      4.18
  30        3.05      3.05     3.05       60       4.39       4.33      4.24
  31        3.07      3.07     3.07       61       4.48       4.41      4.31
  32        3.09      3.09     3.09       62       4.57       4.50      4.38
  33        3.12      3.12     3.11       63       4.67       4.58      4.45
  34        3.14      3.14     3.14       64       4.77       4.67      4.52
  35        3.17      3.16     3.16       65       4.88       4.77      4.59
  36        3.19      3.19     3.19       66       5.00       4.87      4.67
  37        3.22      3.22     3.21       67       5.12       4.97      4.74
  38        3.25      3.25     3.24       68       5.25       5.07      4.81
  39        3.28      3.28     3.27       69       5.39       5.18      4.88
  40        3.31      3.31     3.30       70       5.53       5.29      4.95
  41        3.34      3.34     3.33       71       5.69       5.40      5.01
  42        3.38      3.37     3.36       72       5.85       5.52      5.07
  43        3.41      3.41     3.40       73       6.01       5.63      5.13
  44        3.45      3.44     3.43       74       6.19       5.74      5.19
  45        3.49      3.48     3.47       75       6.37       5.85      5.24
  46        3.53      3.52     3.51       76       6.55       5.96      5.28
  47        3.58      3.57     3.55       77       6.74       6.06      5.32
  48        3.62      3.61     3.59       78       6.94       6.16      5.35
  49        3.67      3.66     3.63       79       7.14       6.25      5.38
  50        3.72      3.70     3.68       80       7.34       6.34      5.41
  51        3.77      3.75     3.73
  52        3.83      3.81     3.78
  53        3.89      3.86     3.83
  54        3.95      3.92     3.88

OPTION 4. PROCEEDS LEFT AT INTEREST

The proceeds may be left with Us for a period of 1 to 23 years. Interest on the proceeds will be paid at the rate of 3% compounded annually. The interest may be left with Us to accumulate or be paid at the following rate for each $1,000 of net proceeds.

1)Annually                   $30.00
2)Semiannually               $14.89
3)Quarterly                  $ 7.42
4)Monthly                    $ 2.47

The payee may withdraw portions of the proceeds by Notifying Us. At the end of the specified period, any remaining proceeds with accrued interest will be paid in one sum.


                                       29
CVIC-1003

                       CONSECO VARIABLE INSURANCE COMPANY
               ADMINISTRATIVE OFFICE: 11815 N. PENNSYLVANIA STREET
                           CARMEL, INDIANA 46032-4555



























          FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE UNIVERSAL INSURANCE
                        PERIOD OF COVERAGE NOT GUARANTEED
                                NONPARTICIPATING


CVIC-1003